UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

KraneShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

A video message with the following script is expected to be used by KraneShares Trust as part of a SMS campaign to solicit votes in connection with its joint special meeting of shareholders.

“Hello, I’m Jonathan Krane, CEO of KraneShares. Thank you for your investment and for the trust you’ve placed in our company.

Today, I’m asking for your support on an important and straightforward matter. As part of a change in ownership of our firm, shareholders are being asked to approve a new investment advisory agreement.

Importantly, nothing about your investment is changing. Your Fund’s investment objectives, fees, and portfolio management team all remain the same. This vote simply allows us to continue managing your investment and delivering the strategies you’ve entrusted us with.

Your vote matters. Because approval requires a majority of all outstanding shares as of the record date.

The good news is that voting is quick and easy. You can vote online, by phone, or by completing and returning your proxy card. If you have any questions or would like assistance, our proxy solicitor, Alliance Advisors, is ready to help make the process as simple as possible.

Thank you again for your continued confidence in KraneShares and for taking a few moments to cast your vote. I really appreciate it.”

[For the last 17 seconds, the following text appears on the screen:]

Need Help Voting?
Alliance Advisors
Call +1-866-206-8043 in the U.S.
Outside the U.S. call +1-551-368-0026
Visit kraneshares.com/proxy-vote for more information